Exhibit 10.2
CNH Industrial N.V.
Directors’ Compensation Plan
Adopted by the Board of CNH Industrial N.V. on September 9, 2013
Approved by shareholders of CNH Industrial N.V. on September 9, 2013
Amended by the Board (pursuant to shareholder approval on April 14, 2017)
Amended by the Board effective as of March 19, 2024 (the “Effective Date”)
This Directors’ Compensation Plan (the “Plan”) has been established by action of the CNH Industrial N.V. (the “Company”) Board of Directors (the “Board”) at the recommendation of the Human Capital and Compensation Committee, to provide for the compensation payable to the non-executive members of the Board, who are not employed by the Company or any of its subsidiaries, who are hereinafter referred to as the “Directors” and each of them individually as a “Director”.
1.Purpose.
The purpose of the Plan is to provide for the terms and conditions pursuant to which the Directors are paid their cash compensation (the cash annual retainer fee, any cash committee membership fee and any cash committee chair fee) (collectively, the “Fees”) and an annual grant (the “Annual Equity Grant”) of restricted stock units (“RSUs”) in respect of common shares of the Company, nominal value EUR 0.01 (“Common Shares”), in each case in the amounts reflected on Appendix A, attached hereto.
2.General Rules and Definitions.
(a)Plan Year: means a calendar year.
(b)Plan Year Quarter: for any Plan Year, means a calendar quarter.
(c)Terms of Plan for U.S. Directors: any Director who is a U.S. Director shall be subject to the provisions set forth in Schedule 1 to the Plan, the United States Addendum. “U.S. Director” means a Director who (i) is resident in, or a citizen of or green card holder of the United States of America during any Plan Year Quarter or (ii) is otherwise subject to U.S. taxation during any calendar year.
3.Payment of Fees.
The Fees shall be earned by a Director on a quarterly basis based on a Plan Year Quarter. No later than the 15th day after each Plan Year Quarter, the Company shall pay to each Director his or her Fees for such Plan Year Quarter by crediting such amount, net of any taxes or other required withholdings, in accordance with the banking instructions provided to the Company by such Director. If a Director is not a member of the Board or a member of a committee or a committee chair during an entire Plan Year Quarter, as applicable, then the Fees payable with respect to such Plan Year Quarter shall be reduced on a pro rata basis to reflect the period of his or her actual service. The Company may permit a Director to defer the Fees, to the extent

Exhibit 10.2
permitted by and in accordance with applicable law and such policies and procedures as approved by the Board from time to time.
4.Annual Equity Grant.
On the date of each annual general meeting of the Company held after the Effective Date, the Company shall grant to each Director who continues to serve as a Director following such annual general meeting the Annual Equity Grant. The Annual Equity Grant will vest on the earlier of the first anniversary of the grant date or the first annual general meeting after the grant date, subject to the applicable Director’s continued services as a Director through such vesting date, and will be subject to the terms of the Company’s Equity Incentive Plan as applicable from time to time. If the Director is not a member of the Board during an entire Plan Year, the Annual Equity Grant payable with respect of such Plan Year shall be reduced on a pro rata basis to reflect the period of his or her actual service. The Company may permit a Director to defer the Annual Equity Grant, to the extent permitted by and in accordance with applicable law and such policies and procedures as approved by the Board from time to time.
5.Plan Administration.
The Plan shall be administered by the Human Capital and Compensation Committee of the Board (“Committee”). The Committee or a subcommittee thereof (which hereinafter shall also be referred to as the Committee) shall have the authority (i) to exercise all of the powers granted to it under the Plan; (ii) to construe, interpret and implement the Plan; (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations; (iv) to make all determinations necessary or advisable in administering the Plan in accordance with applicable law; (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan; (vi) to amend the Plan to reflect changes in applicable law; and (vii) to determine whether, to what extent and under what circumstances any Fees payable hereunder shall be deferred either automatically or at the election of the Director. The determination of the Committee on all matters relating to the Plan and any Fees shall be final, binding and conclusive.
Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan and shall have all of the authority and responsibility granted to the Committee herein.
6.No Right of Continued Service.
Participation in the Plan does not give any Director the right to be retained as a director of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.
7.Governing Law.
The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Delaware, United States of America.

Exhibit 10.2
8.Successors and Assigns.
The Plan shall be binding on all successors and assigns of a Director, including, without limitation, the estate of such director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Director’s creditors.
9.Amendment and Termination.
The Plan and Appendices and Schedules attached hereto may be amended and/or terminated by action and resolution of the Board, to be ratified by the shareholders of the Company to the extent required under applicable law.

Exhibit 10.2
Schedule 1: United States Addendum
This Schedule shall apply to all U.S. Directors. Where a Director becomes a U.S. Director after the beginning of a Plan Year, the Plan terms shall be administered in a manner consistent with this Schedule. Where there is any conflict between the Plan and this Schedule, the terms of this Schedule shall prevail.
Except as noted in this Schedule, the terms described in the Plan apply to all Fees payable under this Schedule.
1.Notwithstanding anything in Section 3 of the Plan to the contrary, where a Director is a U.S. Director, all elections with respect to the timing and form of payment of the Fees shall be made in accordance with Section of the United States Internal Revenue Code of 1986, as amended (“Section 409A” and “Code”, respectively) and Section 457A of the Code (“Section 457A”), as applicable.
2.The documentation provided for any Fees payable under the Plan, shall, to the extent such is subject to Section 409A or Section 457A, as applicable, include the scheduled payment dates.
3.Notwithstanding anything in the Plan to the contrary, if any provision of the Plan would, in the reasonable, good faith judgement of the Company, result in or likely result in the imposition on any U.S. Director or any other person of any tax, interest or penalty under Section 409A or Section 457A, as applicable, the Company may reform the Plan or any provision thereof, without the consent of any such U.S. Director, in the manner that the Company reasonably determines to be necessary or advisable to avoid the imposition of such tax, interest or penalty, provided, however, that any such reformation shall, to the maximum extent possible, retain the economic and tax benefits to the applicable U.S. Directors hereunder while not materially increasing the cost to the Company of providing such benefits to such U.S. Directors.

DIRECTORS’ COMPENSATION PLAN

APPENDIX A: DIRECTORS’ COMPENSATION
Each Director will receive the following Fees in each Plan Year:

•Annual Retainer Fee.......................................................................................	$ 125,000

•Committee Membership Fee (if also a member of any Board Committee)
Audit Committee......................................................................................	$ 25,000
Human Capital and Compensation Committee & Environmental Social and Governance Committee ...........................	$ 20,000
•Committee Chair Fee (if also a Chair of any Board Committee)
Audit Committee.......................................................................................	$ 35,000
Human Capital and Compensation Committee & Environmental Social and Governance Committee .............................	$ 25,000
The Fees are gross amounts and will be payable in arrears each Plan Year Quarter in cash net of any taxes or other required withholdings.
Each Director will also receive the Annual Equity Grant in each Plan Year. The value of the Annual Equity Grant will be $60,000 (gross), with the number of Common Shares granted to each Director determined based on the volume weighted average of the closing sales price per share of Common Shares on the New York Stock Exchange (or such other established exchange on which the Common Shares are then-trading) over the 30 calendar days prior to the date of grant, and net of any taxes or other required withholdings.